UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

MACQUARIE INFRASTRUCTURE CORPORATION

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

May 10, 2018

Dear Fellow MIC Stockholder,

MIC’s 2018 Annual Meeting of Stockholders, to be held on May 16, 2018, is just a few days away. It is important that shareholders vote as soon as possible – all votes are important. To ensure your vote is received in time to support your Board of Directors, we ask you to vote for ALL six MIC director nominees today by telephone or by internet.

In connection with the meeting, you must make an important decision regarding the MIC Board of Directors, which we believe will impact the future of the Company and the value of your investment. As you may be aware, a MIC stockholder has called for a reconstitution of the Board. Despite previously addressing the stockholder’s misleading claims in various public materials, we believe it is important to reiterate the facts and highlight the strength of our Board and management team, as well as MIC’s track record of delivering value to stockholders. Furthermore, as part of an orderly and deliberate Board renewal process, the Board regularly evaluates opportunities to refresh its membership. To that end, the Board’s Nominating and Governance Committee engaged a leading executive search firm in January 2018 to identify independent director candidates with appropriate skills and experience for consideration for the Board.

Importantly, since MIC’s IPO, the MIC Board and management team have delivered 9.0% total stockholder return, on an annualized basis1, outperforming the S&P 500 at 8.4%, Russell 1000 at 8.5% and MSCI US Utilities at 8.4%. Notably, MIC has returned more than $2.1 billion to stockholders since its IPO and continues to return more than half of its Free Cash Flow to stockholders in the form of a dividend. MIC has delivered attractive fundamental growth across key financial metrics, with compound annual growth in revenues of 9.2%, Adjusted EBITDA of 20.6% and adjusted free cash flow of 28.2% for the five years from 2013 to 2017. Further, MIC has delivered these results and generated long-term value with the same Management Services Agreement arrangements that have been in place since MIC’s IPO.

On May 2 MIC reported Q1 2018 financial results, which demonstrated that the fundamentals of the business are strong. The Company is focused on its core priorities to deliver growth in stockholder value, including:

•	Progress repurposing a portion of capacity and repositioning certain assets of International-Matex Tank Terminals (“IMTT”);
•	Efficient portfolio and capital management, including strategic review of the Contracted Power segment and the potential sale of a portion or all of the Bayonne Energy Center (BEC); and
•	Increasing balance sheet strength and flexibility.

We recognize the impact that recent share price performance has had on stockholders, and the Board and management team are taking decisive actions to address a dynamic market. We have also been engaged in discussions with stockholders and will continue to consider their input as we work to position the Company for long-term success.

We believe MIC’s first quarter results demonstrate that MIC’s strategy is sound and is the right plan to reinvigorate growth. Among those results, MIC:

•	Authorized a cash dividend of $1.00 per share consistent with guidance;
•	Continued to drive strong performance from Atlantic Aviation and better than anticipated results from Contracted Power; and
•	Announced the recontracting of 500,000 barrels of liquid storage capacity at IMTT.

1 As of April 27, 2018; Assumes dividends are reinvested.

Additionally, MIC’s Board comprises seven highly-qualified and experienced directors, five of whom are independent. The Board includes an appropriate mix of tenured directors and regular additions, including three independent directors who have joined since 2011, demonstrating the importance the Board places on renewal and succession.

The Board brings together complementary backgrounds across a wide range of industries that are relevant to MIC’s business, including infrastructure, utilities, energy, legal and regulatory, finance and accounting, M&A and investment and risk management.

With important initiatives underway, a track record of generating attractive returns, and a process to identify new independent directors, we strongly recommend MIC stockholders to support ALL six MIC directors standing for reelection at the 2018 Annual Meeting to ensure the Company can execute its core priorities without interruption and deliver on the value opportunity ahead for MIC.

We thank you for your continued support.

The MIC Board of Directors

If you have any questions, or need assistance voting your proxy card, please contact:

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Telephone: (212) 297-0720

Toll-Free: (888) 785-6709

Email: info@okapipartners.com

Forward-Looking Statements

This communication contains forward-looking statements. These forward-looking statements are made as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements subsequently as a result of new information, future events or otherwise, except as required by law. Forward-looking statements are subject to a number of risks and uncertainties, some of which are beyond our control. Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. A description of known risks that could cause our actual results to differ appears under the caption “Risk Factors” in our Form 10-K filed with the SEC on February 21, 2018, our Form 10-Q filed with the SEC on May 2, 2018, and other materials filed with the SEC.